EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated December 23, 2004, except for Note 6, as to which the date is January 6, 2005, relating to the consolidated financial statements of Advanced Nutraceuticals, Inc. and subsidiaries and to the reference to our Firm under the caption “Experts” in the Prospectus.

GHP HORWATH, P.C.

Denver, Colorado
April 6, 2005